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                                                                 Exhibit 99.h(v)



                                  AMENDMENT TO
                     TRANSFER AGENCY AND SERVICE AGREEMENTS
                                     BETWEEN
                            AMERICAN AADVANTAGE FUNDS
                        AMERICAN AADVANTAGE MILEAGE FUNDS
                        AMERICAN AADVANTAGE SELECT FUNDS
                          AMR INVESTMENT SERVICES TRUST
                                       AND
                       STATE STREET BANK AND TRUST COMPANY

        This Amendment ("Amendment") is made as of July 24, 2002 between American AAdvantage Funds, American AAdvantage Mileage Funds and American AAdvantage Select Funds, each an open-end investment management company registered under the Investment Company Act of 1940 (collectively, the "Funds"), and State Street Bank and Trust Company, a Massachusetts trust company, ("Transfer Agent"). The parties hereby amend the Transfer Agency and Service Agreements dated as of January 1, 1998 ("Agreements"), as set forth below. Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

        WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT Act, requires the Funds to develop and implement and institute an anti-money laundering program ("AML Program"); and

        WHEREAS, the Fund have adopted the AML Program set forth in Schedule 1 hereto; and

        WHEREAS, Transfer Agent processes investor account applications, approves and qualifies prospective investors, accepts investor funds, and/or services investor accounts; and

        WHEREAS, the Funds wish to delegate certain aspects of the implementation and operation of the Funds' AML Program to Transfer Agent; and

        WHEREAS, Transfer Agent desires to accept such delegation.

        NOW THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows:

        1. Delegation. The Funds hereby delegate to Transfer Agent, as agent for the Funds, responsibility for the implementation and operation of the following policies and procedures in connection with the Funds' AML Program: (i) no cash policy; (ii) policy on foreign accounts; (iii) customer identification program and risk assessment;
            (iv) procedures and policies for reliance on third parties; (v) education and training (as it relates to Transfer Agent's employees); and (vi) related recordkeeping requirements, and Transfer Agent accepts such delegation. Transfer Agent further

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            agrees to cooperate with the Funds' AML Compliance Officer in the performance of Transfer Agent's responsibilities under the AML Program.

        2. The AML Program. Transfer Agent hereby represents and warrants that Transfer Agent has received a copy of the Funds' AML Program and undertakes to perform all responsibilities imposed on Transfer Agent as a "Service Provider" thereunder. The Funds hereby agree to provide to Transfer Agent any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Funds.

        3. Consent to Examination. Transfer Agent hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by Transfer Agent; and (b) the inspection of Transfer Agent by federal examination authorities for purposes of the AML Program.

        4. Anti-Money Laundering Program. Transfer Agent hereby represents and warrants that Transfer Agent has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and regulatory guidance applicable to the Funds and Transfer Agent, and includes, at a minimum:

               a.  know-your-customer policies;

               b. due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons;

               c. reasonable internal procedures and controls to detect and report suspicious activities;

               d.  monitoring accounts and identifying high-risk accounts;

               e. a compliance officer or committee with responsibility for the anti-money laundering program;

               f. employee training, including that: (i) new employees receive AML training upon the commencement of their employment; and
                   (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities;

               g.  an independent audit function; and

               h.  recordkeeping requirements.

        5. Delivery of Documents. Transfer Agent agrees to furnish to the Funds the following documents:

               a. a copy of Transfer Agent's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;


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               b.  a copy of any deficiency letter sent by federal examination authorities concerning Transfer Agent's AMLP; and

               c. no less frequently than annually, a report on Transfer Agent's anti-money laundering program that includes a certification to the Funds concerning Transfer Agent's implementation of, and ongoing compliance with, its anti-money laundering program and a copy of any audit report prepared with respect to Transfer Agent's anti-money laundering program.

        6. Reports. Transfer Agent will provide periodic reports concerning Transfer Agent's compliance with Transfer Agent's AMLP and/or the Funds' AML Program at such times as may be reasonably requested by to the Funds' Board of Trustees or Anti-Money Laundering Compliance Officer.

        7. Miscellaneous. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed as of the day and year first written above.


                                        AMERICAN AADVANTAGE FUNDS
                                        AMERICAN AADVANTAGE MILEAGE FUNDS
                                        AMERICAN AADVANTAGE SELECT FUNDS
                                        AMR INVESTMENT SERVICES TRUST

                                        By: _________________________________
                                                    William F. Quinn
                                                    President


                                        STATE STREET BANK AND TRUST COMPANY


                                        By: _________________________________

                                        Name: _______________________________

                                        Title: ______________________________




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